UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2008

MERISEL, INC.
(Exact name of registrant as specified in charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01

Changes in Non-Employee Director Compensation Plan.  During 2008, the market price of the common stock of Merisel, Inc. (the “Company”) dropped precipitously due to a number of factors, including termination of the Company’s March 28, 2008 merger agreement with certain subsidiaries of American Capital Strategies, Ltd. and subsequent litigation arising therefrom, as well as economic conditions that severely affected the general economy, the industries to which the Company is a supplier, the imaging and specialty printing industry as a whole and the Company’s performance.  In early November 2008, in the course of its review of management and non-employee director compensation, the Compensation Committee of the Company’s Board of Directors determined that a December 2008 stock award in the amount of $28,000 worth of common stock to each non-employee director, as required under the Company’s existing non-employee directors’ compensation plan, would have a disproportionately dilutive effect upon the Company’s outstanding shares of common stock.  If the Company’s stock price did not change substantially, each non-employee director of the Company would be entitled to receive more than five times the number of shares that had been issued to him in previous years.

The Compensation Committee consulted with the Company’s outside counsel and outside compensation consultant and, on November 4, 2008, recommended to the Board of Directors that the Company amend the non-employee directors’ compensation plan, for 2008 only.  On the same date, the Board of Directors adopted the Compensation Committee’s recommendation.  The amendment replaces the scheduled 2008 grant to each director of restricted common stock with a $28,000 contingent cash grant, which grant will vest upon the same terms as the restricted stock.  Accordingly, each $28,000 cash grant will vest and be payable to the non-employee director one year after the date of grant or earlier in the event of a defined “change of control,” and payment will be contingent upon the non-employee director remaining on the Board of Directors through such vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 7, 2008

Merisel, Inc.

By: /s/ Donald R. Uzzi
Donald R. Uzzi
Chairman, Chief Executive Officer and President

By: /s/ Jon H. Peterson
Jon H. Peterson
Chief Financial Officer